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                                                                      EXHIBIT 12

                           DOMINION RESOURCES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (millions, except ratios)

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
                                                            Actual                                          Proforma
                                                            ------                                          --------
                                                        6 months ended                      Proforma      6 months ended
                                                        --------------                      --------      --------------
                                                          06/30/2000      CNG 1/1 -1/27    Adjustments      06/30/2000
                                                          ----------      -------------    -----------      ----------
Net Income                                              $       35.0               52.0          (21.4)   $       65.6
Distributed Income from unconsolidated investees.
   less equity in earnings thereof                               3.4               (1.0)                           2.4
Add: Income Taxes                                               (1.0)              31.9           (7.9)             23
                                                        --------------------------------------------------------------
Total                                                           37.4               82.9          (29.3)           91.0
                                                        --------------------------------------------------------------

Fixed Charges

Interest charges                                               461.4               11.8           16.2           489.4
Estimated interest Factor of
   Rents Charged to Operating
   Expenses, Clearings, and
   Other Accounts                                               17.5                0.7                           18.2
                                                        --------------------------------------------------------------
Total Fixed Charges                                            478.9               12.5           16.2           507.6
                                                        --------------------------------------------------------------

Earnings as Defined                                     $      516.3       $       95.4     $    (13.1)   $      598.6
                                                        --------------------------------------------------------------

Ratio of Earnings to Fixed Charges                              1.08               7.63          (0.81)           1.16
                                                        ==============================================================
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